                                                                   Exhibit 10.41




                                CREDIT AGREEMENT

                                 By and Between

                           SENSORY SCIENCE CORPORATION

                                       and

                             SONICblue INCORPORATED



                          Dated as of February 1, 2001
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                                TABLE OF CONTENTS

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                                                                                                Page
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ARTICLE 1 DEFINITIONS.........................................................................   1
         1.1      Definitions.................................................................   1
         1.2      Accounting Terms............................................................   7

ARTICLE 2 LOANS...............................................................................   7
         2.1      Loans.......................................................................   7
         2.2      Interest....................................................................   7
         2.3      Payments of Principal.......................................................   9
         2.4      Use of Proceeds.............................................................  10

ARTICLE 3 CONDITIONS OF CLOSING AND LOANS.....................................................  10
         3.1      Closing.....................................................................  10
         3.2      Conditions to First Loan....................................................  10
         3.3      Conditions to Second Loan...................................................  11
         3.4      Conditions for the Benefit of the Lender....................................  13

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE BORROWER......................................  13
         4.1      Organization of Borrower and Subsidiaries...................................  13
         4.2      Subsidiaries................................................................  14
         4.3      Requisite Power.............................................................  14
         4.4      No Conflict.................................................................  14
         4.5      Authorities.................................................................  15
         4.6      Consents and Approvals......................................................  15
         4.7      No Event of Default; Compliance with Material Agreements....................  15
         4.8      Agreements and Other Documents..............................................  15
         4.9      Government Contracts........................................................  16
         4.10     Indebtedness................................................................  16
         4.11     Deposit and Disbursement Accounts...........................................  16
         4.12     Intellectual Property Rights................................................  16
         4.13     Trade Relations.............................................................  17
         4.14     Litigation..................................................................  17
         4.15     Taxes.......................................................................  17
         4.16     Title to Property...........................................................  18
         4.17     Rights to Property..........................................................  18
         4.18     Leaseholds..................................................................  18
         4.19     Insurance...................................................................  18
         4.20     Labor Matters...............................................................  19
         4.21     SEC Filings.................................................................  19
         4.22     Financial Statements........................................................  19
         4.23     Absence of Certain Changes..................................................  20
         4.24     No Undisclosed Material Liabilities.........................................  20
         4.25     Employee Benefit Plans......................................................  21
         4.26     Location of Collateral......................................................  22
         4.27     Material Contracts and Accounts.............................................  22

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
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         4.28     No Defaults Under Contracts or Accounts.....................................  22
         4.29     Assumed Names...............................................................  22
         4.30     Compliance With Laws........................................................  22
         4.31     Environmental Laws..........................................................  23
         4.32     Statutory Regulation........................................................  23

ARTICLE 5 AFFIRMATIVE COVENANTS...............................................................  23
         5.1      Accounting Records..........................................................  23
         5.2      Financial Statements and Notices............................................  23
         5.3      Access......................................................................  24
         5.4      Maintenance of Existence....................................................  25
         5.5      Qualifications To Do Business...............................................  25
         5.6      Insurance...................................................................  25
         5.7      Collateral..................................................................  25
         5.8      Taxes and Other Liabilities.................................................  25
         5.9      Governmental Approvals......................................................  25
         5.10     Compliance With Governmental Approvals and Governmental Requirements........  25
         5.11     Prevent Contamination.......................................................  25
         5.12     Liens and Perfection........................................................  26
         5.13     Change of Location..........................................................  26
         5.14     Further Assurances..........................................................  26

ARTICLE 6 NEGATIVE COVENANTS..................................................................  27
         6.1      Mergers.....................................................................  27
         6.2      Restricted Payments.........................................................  27
         6.3      Change of Name, Etc.........................................................  27
         6.4      Accounting Policies.........................................................  27
         6.5      Liens.......................................................................  27
         6.6      Contingent Obligations......................................................  27
         6.7      Indebtedness................................................................  27
         6.8      Sale of Assets..............................................................  27
         6.9      Loans to Affiliates.........................................................  28
         6.10     Certain ERISA Payments......................................................  28

ARTICLE 7 EVENTS OF DEFAULT...................................................................  28
         7.1      Events of Default...........................................................  28
         7.2      Termination of Commitment and Acceleration..................................  30

ARTICLE 8 MISCELLANEOUS.......................................................................  30
         8.1      Successors and Assigns......................................................  30
         8.2      No Implied Waiver...........................................................  30
         8.3      Amendments; Waivers.........................................................  31
         8.4      Remedies Cumulative.........................................................  31
         8.5      Severability................................................................  31
         8.6      Costs, Expenses and Attorneys' Fees.........................................  31
         8.7      Indemnification.............................................................  32
         8.8      Notices.....................................................................  32
         8.9      Interpretation..............................................................  33

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
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         8.10     Governing Law and Consent to Jurisdiction...................................  33
         8.11     Counterparts................................................................  34
         8.12     Headings....................................................................  34
         8.13     Survival....................................................................  34
         8.14     Highest Lawful Rate.........................................................  34
         8.15     Calculations................................................................  34
         8.16     Confidential................................................................  34



Exhibit A         Note
Exhibit B         Borrowing Request
Exhibit C         Security Agreement
Exhibit D         Patent, Trademark and Copyright Collateral Assignment
Exhibit E         Pledge Agreement
Exhibit F         Intercreditor Agreement
Exhibit G         Officer's Certificate
Exhibit H         Solvency Certificate
Exhibit I         Opinion of Counsel to Borrower
Exhibit J         Guaranty

                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT is dated as of February 1, 2001, by and between SENSORY SCIENCE CORPORATION, a Delaware corporation ("Borrower"), and SONICblue INCORPORATED, a Delaware corporation ("Lender"),

                              W I T N E S S E T H:

         WHEREAS, concurrently herewith, the Borrower is entering into a certain Agreement and Plan of Merger (the "Merger Agreement") with the Lender and Merger Subsidiary, a Delaware corporation and wholly-owned subsidiary of the Lender; and

         WHEREAS, the Borrower has requested that the Lender extend a line of credit to the Borrower in the aggregate principal amount of up to three million dollars ($3,000,000) and the Lender is willing to do so, upon the terms and conditions hereinafter set forth:

         NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 Definitions. Except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Section 1.1 shall, for all purposes of this Agreement, have the meanings herein specified, the following, definitions being equally applicable to the singular and plural forms of any of the terms herein defined:

         "Acceleration" means that the Loans (i) shall not have been paid at the Final Maturity Date or (ii) shall have become due and payable prior to their stated maturity pursuant to Section 7.2 hereof.

         "Accounts" means all existing and future accounts, accounts receivable and rights to payment, including all accounts receivable created by or arising from all sales or leases of goods or rendition of services by Borrower to its customers or subscribers, all unpaid seller's rights (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, all rights to any goods represented by any of the foregoing, including returned or repossessed goods, all reserves and credit balances arising from any of the foregoing, all guarantees or collateral for any of the foregoing and all insurance policies or rights relating to any of the foregoing.

         "Affiliate" means with respect to any Person (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the capital stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (iii) each of such Person's officers, directors, joint

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
venturers and partners. For the purposes of this definition, the term "control" (including with correlative meanings the terms "controlling", "controlled by" and "under common control with") as applied to any Person shall mean the possession, directly or indirectly beneficially, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" means this Credit Agreement between the Borrower and the Lender (including the Schedules and Exhibits hereto), as originally executed or as it may from time to time be supplemented, modified or amended as provided herein.

         "Authorized Officer" means an officer of the Borrower designated in the latest Certificate of Incumbency executed by or on behalf of the Borrower. The Lender shall be entitled to conclusively rely on the latest such Certificate of Incumbency delivered to it.

         "Borrower" means Sensory Science Corporation, a Delaware corporation.

         "Borrowing Request" means each request by the Borrower for a Loan as specified in such request, which shall be in the form of Exhibit B attached hereto. Each Borrowing Request shall be accompanied by the documents which are required to substantiate such request.

         "Business Day" means a day other than a Saturday, Sunday or any other day on which commercial banks in San Francisco, California are required or authorized to be closed.

         "Capitalized Lease Obligation" means any lease obligation that, in accordance with GAAP, is required to be shown as a liability on the financial statements of the lessee. The amount of a Capitalized Lease Obligation shall be the amount required by GAAP so to be shown.

         "Certificate of Incumbency" means the latest Certificate of Incumbency executed by or on behalf of the Borrower and delivered to the Lender.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Collateral" means the property, real or personal, in which the Lender has a security interest under the Security Documents.

         "Contingent Obligation" means, as applied to any Person, without duplication, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including, without limitation, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet item, level of income or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation, services or lease regardless of the nondelivery or nonfurnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. The amount of any Contingent Obligation shall be equal to the actual amount of the obligation so guaranteed or otherwise supported.

         "Contracts" means all existing and future instruments, chattel paper, documents of title, contracts, agreements, licenses, grants and rights, now or hereafter entered into or acquired by Borrower, as modified, replaced or supplemented from time to time, including all purchase and supply agreements and related warranty rights, operating agreements and insurance policies.

         "Environmental Laws" means any federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits, governmental agreements or governmental restrictions relating to human health and safety, the environment or to pollutants, contaminants, wastes, or chemicals.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

         "Existing Debt" means the Indebtedness of the Borrower to a) Congress Financial Corporation (Western) ("Congress") under the Second Amended and Restated Loan and Security Agreement dated as of August 19, 1998, as amended, by and among Congress, Borrower, Go-Video, Inc., and California Audio Labs, LLC and
b) Softech Financial under the Master Lease Agreement dated as of May 4, 2000 by and between Softech Financial and Borrower.

         "Event of Default" shall have the meaning set forth in Article 7 hereof.

         "Final Maturity Date" means the first anniversary of the date of this Agreement.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

         "General Intangibles" means all general intangibles and intangible property, including rights under Contracts, rights to payment of any kind, insurance proceeds and amounts due under insurance policies, deposit accounts, patent rights, trademarks, service marks, copyrights, trade names, customer lists, goodwill, registrations, licenses, license rights, rights in intellectual property, software, software licenses, computer programming (including source codes, object codes and all other embodiments of computer programming or information), tax refunds and benefits, corporate and other business records, refunds and indemnification rights, all amounts owed at any time to Borrower, all rights to receive payment or property upon any assignment, transfer, sale or surrender of any other Collateral and all other intangible personal property of Borrower of every kind and nature.

         "Guaranty Agreement" means the Guaranty Agreement in the form attached hereto as Exhibit J.

         "iCache Business" means the business of caching or making information on computer systems or networks closer to the user or user application in order to make it more speedily accessible.

         "Incipient Default" means any event which, upon the lapse of time or the giving of notice or both, would constitute an Event of Default.

         "Indebtedness" of a Person means (a) any obligation of such Person for borrowed money; (b) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) any obligation of such Person to pay the deferred purchase price of property or for services (other than in the ordinary course of business); (d) any Capitalized Lease Obligation of such Person; (e) any obligation or liability of others secured by a lien on any asset of such Person, whether or not such obligation or liability is assumed; (f) indebtedness of such Person consisting of reimbursement obligations under letters of credit issued for the account of such person; and (g) any other obligation or liability which is required by GAAP to be shown as part of the Consolidated Liabilities on a consolidated balance sheet of such Person.

         "Intercreditor Agreement" means the Intercreditor Agreement substantially in the form of Exhibit F attached hereto.

         "Lender" means SONICblue Incorporated, a Delaware corporation.

         "Lien" means any interest in property securing an obligation, whether such interest is based on common law, statute or contract, and including but not limited to any security interest or lien arising from a mortgage, encumbrance, pledge, charge, easement, servitude, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall also include reservations, exceptions, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property.

         "Loan" means a loan made pursuant to Section 2.1 hereof.

         "Loan Documents" means this Agreement, the Notes, the Security Documents, powers of attorney, consents, assignments, contracts, notices, leases, financing statements, reimbursement agreements, certificates, statements, reports and notices and all other writings heretofore, now or hereafter executed by, on behalf of or for the benefit of the Borrower and delivered to the Lender pursuant to or in connection with this Agreement or the transactions contemplated hereby, together with all amendments, modifications and supplements thereto.

         "Loan Parties" means the Borrower and all Subsidiaries (each, a "Loan Party").

         "Material Adverse Change" means any change, violation, inaccuracy, circumstance or effect that is materially adverse to the business, properties, assets (including intangible assets), liabilities, capitalization or financial condition of any Loan Party


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
         "Maturity" means any date on which the Loan or any portion thereof becomes due and payable whether as stated, by acceleration or otherwise.

         "Maturity Triggering Event" shall mean an event or series of related events as a result of which (i) any person or "group" (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder), other than the Lender or any Affiliate of the Lender, becomes the beneficial owner of shares of the Borrower representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Borrower ("Voting Securities"), or (ii) the Borrower consolidates with or merges with or into or effects a business combination or similar transaction with another entity, or conveys, transfers or leases all or substantially all of its assets to any person, other than in each case with the Lender or any affiliate of the Lender, and, in the case of any such transaction, the stockholders of the Borrower immediately prior to such transaction do not own, immediately after such transaction, at least a majority of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors or similar managing authority of the surviving or resulting entity in such transaction in substantially the same proportion as their ownership of Voting Securities immediately before such transaction.

         "Merger Subsidiary" means a subsidiary of the Lender formed for the purpose of the merger of the Borrower into Lender.

         "Note" means the Borrower's promissory note substantially in the form of Exhibit A attached hereto, evidencing the Loan as provided in Section 2.1(b) hereof.

         "Obligations" means all loans, advances, debts, liabilities obligations, covenants and duties owing to the Lender by the Borrower of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement, either of the Notes, the Security Documents, or any of the other Loan Documents, whether or not for the payment of money, arising by reason of an extension of credit, absolute or contingent, due or to become due, now existing or hereafter arising, including all principal, interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

         "Other Assurances" means any agreement, instrument, conveyance, mortgage, pledge, hypothecation or other document executed and delivered pursuant to Section 5.14 hereof (as amended, modified or supplemented from time to time).

         "Patent, Trademark and Copyright Security Agreement" means the Patent, Trademark and Copyright Security Agreement in the form attached hereto as Exhibit D.

         "PBGC" means the Pension Benefit Guaranty Corporation and any successor to all or any part of such corporation's functions under ERISA.

         "Permitted Liens" means: (a) the Liens created under the Security Documents; (b) carriers', warehousemen's, mechanics', landlords', materialmen's, suppliers', tax, assessment, governmental and other like liens and charges arising in the ordinary course of business securing obligations that are not incurred in connection with the obtaining of any advance or credit and which are not overdue, or are being contested in good faith by appropriate proceedings, provided that, in accordance with GAAP, adequate reserves have been set aside on the books of the Borrower for the eventual payment thereof in the event it is determined that such obligations are payable by the Borrower; (c) Liens arising in connection with worker's compensation, unemployment insurance, appeal and release bonds and progress payments under government contracts; (d) any "banker's lien" or similar right of offset; (e) any lien arising in connection with a Capitalized Lease Obligation permitted hereunder on the asset which is the subject of the related lease; (f) Liens for any Taxes, or other governmental charges, either not delinquent or secured by a bond reasonably acceptable to the Lender or not yet due and being contested in good faith and by appropriate proceedings, so long as (x) such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of a material portion of the Collateral or result in a Material Adverse Change, or (y) a bond or other security acceptable to the Lender, in its sole discretion, has been posted or provided in such manner and amount as to assure the Lender that any amounts determined to be due will be promptly paid in full when such contest is determined; and (g) Liens existing on the Closing Date in favor of holders of Existing Debt.

         "Person" means any individual, corporation, partnership, trust, joint stock company, unincorporated organization, association or other entity or organization, including any government, political subdivision, agency or instrumentality thereof.

         "Pledge Agreement" means the Pledge Agreement substantially in the form attached hereto as Exhibit E.

         "Restricted Payment" means, as applied to the Borrower, (a) any dividend or other distribution on any of the shares now or hereafter outstanding of the capital stock of the Borrower or return of capital to its stockholders as such; and (b) any purchase or other acquisition for value of (i) any shares of the capital stock of the Borrower (except shares acquired solely upon the conversion thereof into other shares of its capital stock) or (ii) any security convertible into, or any option, warrant or other right to acquire, shares of the capital stock of the Borrower.

         "Security Agreement" means the Security Agreement substantially in the form of Exhibit C attached hereto.

         "Security Documents" means the Security Agreement, the Pledge Agreement, the Patent, Trademark and Copyright Security Agreement and the Other Assurances.

         "Subsidiary" means any corporation, partnership, joint venture, association or other business entity of which the Borrower now or hereafter owns, directly or indirectly, securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body thereof.

         "Taxes" means any and all governmental or quasi-governmental fees (including, without limitation, license, filing and registration fees), taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under section

59A of the Code, as amended), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto.

         1.2 Accounting Terms. Each accounting term not defined herein and each accounting term partly defined herein to the extent not defined shall be construed in accordance with GAAP.



                                    ARTICLE 2
                                     LOANS

         2.1 Loans.

         (a) Loans. Subject to all of the terms and conditions of this Agreement, the Lender agrees to make a line of credit available to the Borrower in an aggregate amount not to exceed three million dollars ($3,000,000) to be governed by the terms and conditions of, and repaid in accordance with, this Agreement. The Lender shall make the first loan (the "Loan") of five hundred thousand dollars ($500,000) within one Business Day of the Borrower's delivery to the Lender of a Note pursuant to Section 2.1(b), a warrant to purchase 892,857 shares of common stock of Borrower pursuant to Section 3.2(a) of this Agreement and a letter from the holders of Existing Debt, in form and substance satisfactory to the Lender, consenting to this Agreement and the transactions contemplated hereunder and under the other Loan Documents. Thereafter, Loans under this Agreement will be made upon satisfaction of the conditions specified in Section 3.3. Amounts repaid in respect of the Loans (whether repaid when due or prepaid) may not be reborrowed.

         (b) Notes. Each Loan made by the Lender shall be evidenced by a single promissory note of the Borrower, such note to be substantially in the form attached hereto as Exhibit A, dated the date on which such Loan is made, payable to the order of the Lender and in a principal amount equal to the amount of such Loan and otherwise duly completed. On the date on which the Borrower submits a Borrowing Request for a Loan, the Borrower shall deliver the Note to the Lender.

         (c) Borrowing Procedures for Loan. The Borrower shall give the Lender not less than two (2) Business Days' written notice of its Loans, specifying in each case the information required by the form of Borrowing Request attached hereto as Exhibit B. No Borrowing Request may be delivered to the Lender after the date falling 30 days after the Closing Date. Subject to the Lender's receipt of a Borrowing Request, and satisfaction of the other conditions specified in
Article 3 hereof on the date requested, the Lender shall wire transfer the portion of the Loan so requested as specified in the Borrowing Request.

         2.2 Interest.


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
         (a) Interest Rate. The Obligations shall bear interest from the date of disbursement on the unpaid principal amount thereof until such amount shall become due and payable (whether upon Maturity, by Acceleration or otherwise) at the lesser of the Prime Rate (as defined herein) or the maximum permitted by law. Upon Maturity, the Loans (or such portion thereof as has so become due and payable) shall, to the extent permitted by applicable law, bear interest at a rate equal to the lesser of the Prime Rate plus two (2) percentage points per annum or the maximum permitted by law. "Prime Rate" is a per annum rate equal to the rate of interest published in the "Money Rates" section of The Wall Street Journal as the "prime rate" (the "Prime Rate"). The interest rate chargeable hereunder in respect of the Loans shall be increased or decreased, as the case may be, without notice or demand of any kind, upon the announcement of any change in the Prime Rate. Each change in the Prime Rate shall be effective hereunder on the first day following the announcement of such change.

         (b) Payment of Interest. Interest on the average daily balance of the principal outstanding on the Loan shall be payable in arrears on the last day of each month and on the Final Maturity Date.

         (c) Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty-five (365).

         (d) Excess Interest. The contracted for rate of interest of the Loans contemplated hereby, without limitation, shall consist of the following: (i) the interest rate set forth in Section 2.2(a), calculated and applied to the principal balance of the Obligations in accordance with the provisions of this Agreement; (ii) interest after an Event of Default, calculated and applies to the amount of the Obligations in accordance with the provisions hereof, and
(iii) all Additional Sums (as herein defined), if any. The Borrower agrees to pay an effective contracted for rate of interest which is the sum of the above-referenced elements. The other charges, goods, things in action or any other sums or things of value paid or payable by Borrower (collectively, the "Additional Sums"), whether pursuant to this Agreement or any other documents or instruments in any way pertaining to this lending transaction or otherwise with respect to this lending transaction, that under any applicable law may be deemed to be interest with respect to this lending transaction, for the purpose of any applicable law that may limit the maximum amount of interest to be charged with respect to this lending transaction, shall be payable by Borrower as, and shall be deemed to be, additional interest and for such purposes only, the agreed upon and "contracted for rate of interest" of this lending transaction shall be deemed to be increased by the rate of interest resulting from the inclusion of the Additional Sums.

         (e) It is the intent of the parties to comply the usury laws of the State of California (the "Applicable Usury Law"). Accordingly, it is agreed that notwithstanding any provisions to the contrary in this Agreement, or in any of the documents securing payment hereof or otherwise relating hereto, in no event shall this Agreement or such documents require the payment or permit the collection of interest in excess of the maximum contract rate permitted by the Applicable Usury Law (the "Maximum Interest Rate"). In the event (a) any such excess of interest otherwise would be contracted for, charged or received from the Borrower or otherwise in connection with the loan evidenced hereby, or (b) the maturity of the Obligations is accelerated in whole or in part, or (c) all or part of the Obligations shall be prepaid, so that under any of such circumstances the amount of interest contracted for, shared or received in connection with the loan evidenced hereby, would exceed the Maximum Interest Rate, then in any such event (1) the provisions of this paragraph shall govern and control,
(2) neither Borrower nor any other Person now or hereafter liable for the payment of the Obligations shall be obligated to pay the amount of such interest to the extent that it is in excess of the Maximum Interest Rate, (3) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount of the Obligations or refunded to the Borrower, at the Lender's option, and (4) the effective rate of interest shall be automatically reduced to the Maximum Interest Rate. It is further agreed, without limiting the generality of the foregoing, that to the extent permitted by the Applicable Usury Law; (x) all calculations of interest which are made for the purpose of determining whether such rate would exceed the Maximum Interest Rate shall be made by amortizing, prorating, allocating and spreading during the period of the full stated term of the loan evidenced hereby, all interest at any time contracted for, charged or received from the Borrower or otherwise in connection with such loan: and (y) in the event that the effective rate of interest on the loan should at any time exceed the Maximum Interest Rate, such excess interest that would otherwise have been collected had there been no ceiling imposed by the Applicable Usury Law shall be paid to the Lender's from time to time, if and when the effective interest rate on the loan otherwise falls below the Maximum Interest Rate, to the extent that interest paid to the date of calculation does not exceed the Maximum Interest Rate, until the entire amount of interest which would otherwise have been collected had there been no ceiling imposed by the Applicable Usury Law has been paid in full. The Borrower further agrees that should the Maximum Interest Rate be increased at any time hereafter because of a change in the Applicable Usury Law, such increases shall apply to all indebtedness evidenced hereby regardless of when incurred; but, again to the extent not prohibited by, the Applicable Usury Law, should the Maximum Interest Rate be decreased because of a change in the Applicable Usury Law, such decreases shall not apply to the indebtedness evidenced hereby regardless of when incurred.

         2.3 Payments of Principal.

         (a) Repayment. The Borrower shall repay the principal amount of the Loan on the Final Maturity Date.

         (b) Prepayment of Loans. The Loans are subject to prepayment as follows:


                  (i) The Borrower may prepay the Loans in part or whole at any time without penalty or premium.

                  (ii) The Borrower shall promptly prepay the interest accrued on and the principal outstanding of the Loans upon the occurrence of a Maturity Triggering Event, a sale by the Borrower of substantially all of its assets or the making of an agreement with any Person other than the Lender or an Affiliate of the Lender the consummation of which would result in a Maturity Triggering Event or sale by the Borrower of substantially all of its assets.

                  (iii) The Borrower shall, to the extent permitted by the Existing Debt, promptly prepay the interest accrued on and the principal outstanding of the Loans from the net cash proceeds of any equity in the Borrower issued thereby or of any Indebtedness incurred by the Borrower which is subordinate to the Obligations.

         (c) Payments. All payments of interest on and principal amounts of the Loans and other amounts payable by the Borrower hereunder shall be in United States Dollars, in immediately available funds, to an account designated by the Lender not later than 11:00 A.M. San Francisco, California time on the date on which such payment is due. All (whether or not scheduled) payments received after 2:00 P.M. San Francisco, California time shall be considered to have been received the next Business Day. The Borrower shall give the Lender notice not later than 7:00 A.M. San Francisco, California time on the date of any prepayments. Whenever any payment falls on a day which is not a Business Day, such payment shall be made the next succeeding Business Day, such extension of time shall be included in the computation of interest. The Lender is hereby authorized to note the date, amount and interest rate of the Loan and each payment of principal and interest with respect thereto on the Lender's books and records (either manually or by electronic entry), which notation shall be presumptive evidence of the information noted absent manifest error.

         (d) Offset. In addition to and not in limitation of all rights of offset that the Lender may have under applicable law, the Lender, upon the occurrence and during the continuance of an Acceleration, shall have the right to appropriate and apply to the payment of all Obligations any and all balances, credits or moneys of the Borrower then or thereafter with the Lender.

         2.4 Use of Proceeds. $500,000 of the proceeds of the Loans shall be used in connection with the iCache Business. The balance of the proceeds of the Loans may be used in connection with the iCache Business but shall otherwise be used solely for working capital purposes.

                                   ARTICLE 3
                         CONDITIONS OF CLOSING AND LOANS

         3.1 Closing. The execution of this Credit Agreement has taken place as of the date hereof. The execution and delivery of the other Loan Documents by all of the parties thereto shall be on the date as shall be agreed to by the Lender and the Borrower (the "Closing Date"), at the offices of Pillsbury Winthrop LLP, 50 Fremont Street, San Francisco, California 94105.

         3.2 Conditions to First Loan. The obligation of the Lender to disburse any portion of the first Loan shall be subject to the prior or contemporaneous satisfaction of each of the following conditions precedent:

         (a) Closing Documents. The Lender shall have received all of the following, each duly executed (where appropriate) and dated as of the date of this Agreement (or such earlier date as shall be satisfactory to the Lender), in form and substance satisfactory to the Lender:

                  (i) This Agreement;

                  (ii) The Note;

                  (iii) A Common Stock Purchase Warrant in the form attached as Exhibit W-1 hereto (the "Warrant Agreement"); and

                  (iv) The letters from holders of Existing Debt, in form and substance satisfactory to the Lender, consenting to this Agreement and the transactions contemplated hereunder and under the other Loan Documents.

         (b) No Existing Default. No Event of Default or Incipient Default shall exist on the date of this Agreement, or after giving effect to the transactions contemplated to take place hereunder on such date.

         (c) Representations and Warranties Correct. The representations and warranties set forth in Article 4 and the representations and warranties set forth in the Security Documents to be executed and delivered to the Lender on the Closing Date shall be in all material respects true and correct on the Closing Date, and after giving effect to the transactions contemplated to occur on such date.

         (d) Softech Financial Debt. Lender shall be satisfied with the amount of the Borrower's outstanding debt to Softech Financial; provided, however, that so long as the amount of the outstanding debt is less than five hundred thousand dollars ($500,000), Lender will be deemed to have been so satisfied.

         3.3 Conditions to Second Loan. The obligation of the Lender to disburse any portion of the first Loan shall be subject to the prior or contemporaneous satisfaction of each of the following conditions precedent:

         (a) Closing Documents. The Lender shall have received all of the following, each duly executed (where appropriate) and dated as of the Closing Date (or such earlier date as shall be satisfactory to the Lender), in form and substance satisfactory to the Lender:

                  (i) This Agreement;

                  (ii) The Schedules to this Agreement;

                  (iii) The Note;

                  (iv) A Common Stock Purchase Warrant in the form attached as Exhibit W-2 hereto;

                  (v) The letter from Softech Financial, in form and substance satisfactory to the Lender, consenting to this Agreement and the transactions contemplated hereunder and under the other Loan Documents.

                  (vi) The Security Agreement by and between the Lender and Borrower;

                  (vii) The Patent, Trademark and Copyright Security Agreements from each of the Loan Parties;

                  (viii) The Pledge Agreement;

                  (ix) Intercreditor Agreement;

                  (x) Uniform Commercial Code financing statements naming each of the Loan Parties as debtor and the Lender as secured party shall have been recorded in the offices listed on Schedule 3.2;

                  (xi) Guaranty Agreement by and between Lender and Subsidiary;

                  (xii) Certificates of existence or good standing for each of the Loan Parties from the offices of the Secretaries of State of Delaware, California, and other states as the Lender shall reasonably request;

                  (xiii) A written opinion by Snell & Wilmer, L.L.P., as counsel to the Borrower, covering the matters set forth in Exhibit I attached hereto;

                  (xiv) A certificate of the Secretary or an Assistant Secretary of each of the Loan Parties as to (A) the Loan Party's bylaws, (B) authorization of the execution, delivery and performance of this Agreement and all of the other Loan Documents by the Loan Party (including action of shareholders where required) and (C) the incumbency and signatures of Authorized Officers authorized to act hereunder and thereunder;

                  (xv) A certificate, in the form of Exhibit G attached hereto, signed by a Authorized Officer of the Borrower, stating (A) that the representations and warranties contained in Article 4 hereof and the other Security Documents executed by the Borrower are then true and accurate as though made on and as of such date, and (B) that there has then occurred no Event of Default or Incipient Default which is continuing;

                  (xvi) Articles of Incorporation of the Borrower, certified to by the Secretary of State of Delaware not more than ten (10) days before the Closing Date; and

                  (xvii) Any other document, instrument, undertaking or certificate stated in any of the Loan Documents to be delivered on the Closing Date.

         (b) Merger Agreement. The Merger Agreement shall be in full force and effect and no event shall have occurred thereunder which with the passing of time or giving of notice would be a ground for the termination thereof.

         (c) No Existing Default. No Event of Default or Incipient Default shall exist on the Closing Date, or after giving effect to the transactions contemplated to take place hereunder on such date.

         (d) Representations and Warranties Correct. The representations and warranties set forth in Article 4 and the representations and warranties set forth in the Security Documents to be executed and delivered to the Lender on the Closing Date shall be in all material respects true and correct on the Closing Date, and after giving effect to the transactions contemplated to occur on such date.

         (e) Consents and Approvals. The consents of the holders of the Existing Debt and all Governmental Approvals required to be taken, given or obtained for the execution and delivery of, and the performance of the obligations under, the Loan Documents shall have been taken, given or obtained, as the case may be, and shall be in full force and effect on the Closing Date and the time for appeal or challenge with respect to any thereof shall have expired (or, if an appeal or challenge shall have been taken or brought, the same shall have been dismissed) and shall not be subject to any pending proceedings or appeals, administrative, judicial or otherwise.

         (f) Litigation. No action, proceeding or investigation shall have been instituted nor shall governmental action before any Governmental Authority be threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority to set aside, restrain, enjoin or prevent the consummation of this Agreement, the transactions contemplated hereby or by any other Loan Document.

         (g) Payment of Taxes. All fees payable in connection with the execution, delivery, recordation and filing of all the documents and instruments referred to in this Agreement shall have been fully paid.

         3.4 Merger Agreement. The Lender shall have no obligation to make any Loans in excess of five hundred thousand dollars ($500,000) unless the Borrower shall have entered into the Merger Agreement which shall be in full force and effect. Nothing in this Agreement, however, shall be deemed to imply an obligation for the Lender, the Merger Subsidiary or the Borrower to negotiate or to enter into any agreement pursuant to which the Borrower will merge into, combine its business and assets with or transfer substantially all of its business and assets to the Merger Subsidiary.

         3.4 Conditions for the Benefit of the Lender. The conditions set forth in this Article 3 are for the exclusive benefit of the Lender and may be waived, for purposes of this Agreement, only by the Lender.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE BORROWER

         In order to induce the Lender to enter into or become a party to this Agreement and to make the Loan, as of the Closing Date the Borrower makes the following representations and warranties to the Lender:

         4.1 Organization of Borrower and Subsidiaries.

         (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its business as now being conducted. The Borrower is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of its business requires such qualification, except where the failure to be so qualified or in good standing which, taken together with all other such failures, would not result in a Material Adverse Change.

         (b) The chief executive office of the Borrower is located at 7835 East McClain Drive, Scottsdale, Arizona, 85260-1732.

         4.2 Subsidiaries.

         (a) Except as set forth on Schedule 4.2, the Borrower does not have any subsidiaries, or any interests, direct or indirect, in any corporation, partnership, limited liability company, joint venture or other business entity.
Schedule 4.2 shows for each subsidiary (i) the respective jurisdictions of their corporation; (ii) the jurisdictions in which they are qualified to do business as a foreign corporation; (iii) the number of shares of each class of common and preferred stock authorized; (iv) the number of shares of each class of common and preferred stock outstanding; and (v) the number of such shares covered by all outstanding options, warrants, rights of conversion or purchase and other similar rights.

         Each of the Borrower's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary. All of the outstanding shares of capital stock of the Subsidiaries are validly issued, fully paid and nonassessable and, other than directors' qualifying shares in the case of foreign Subsidiaries, are owned by the Borrower or by a wholly owned Subsidiary of the Borrower free and clear of all liens, claims, charges or encumbrances, and there are no irrevocable proxies with respect to such shares. Except as set forth in the Schedule and except for the capital stock of its Subsidiaries, the Borrower does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity. There are no restrictions on the Borrower to vote the stock of any of its Subsidiaries.

         4.3 Requisite Power. Each Loan Party has full corporate power and authority to execute and deliver this Agreement and the other Loan Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by each Loan Party's Board of Directors, and except as set forth in Schedule 4.3, no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement and the Note have been duly and validly executed and delivered by each Loan Party. This Agreement and the Note constitute, and the other Loan Documents, when executed and delivered by the Loan Parties will constitute, a legal, valid and binding agreement of the other parties hereto, it constitutes a legal, valid and binding agreement of each Loan Party, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         4.4 No Conflict. The execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents and the consummation by each Loan Party of the transactions contemplated hereby and thereby do not and will not (a) assuming compliance with the matters referred to in Section 3.2, contravene or conflict with the certificate of incorporation or bylaws any Loan Party, or contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to any Loan Party, (b) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of any Loan Party or to a loss of any benefit to which any Loan Party is entitled under any provision of any agreement, contract or other instrument binding upon any Loan Party or any license, franchise, permit or other similar authorization held by any Loan Party, or (c) result in the creation or imposition of any Lien on any asset of any Loan Party, except for such contraventions, conflicts or violations referred to in clause (a) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (b) or (c) that would not, individually or in the aggregate, result in a Material Adverse Change.

         4.5 Authorities. The execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby require no consent of, or filing with, any Person or governmental body, agency, official or authority other than
(a) compliance with any applicable requirements of the 1933 Act and state securities laws, and (b) other actions or filings which if not taken or made would not, individually or in the aggregate, result in a Material Adverse Change.

         4.6 Consents and Approvals. The consents of the holders of the Existing Debt required to be taken, given or obtained for the execution and delivery of, and the performance of the obligations under, the Loan Documents have been taken, given or obtained, as the case may be, and are in full force and effect.

         4.7 No Event of Default; Compliance with Material Agreements. No Event of Default or Incipient Default has occurred and is continuing or would result from the execution of this Agreement. No Loan Party is in violation of any term of any material agreement or instrument to which it is a party or by which it or its properties are bound.

         4.8 Agreements and Other Documents. As of the date hereof, each Loan Party has provided to the Lenders accurate and complete copies (or summaries) of all of the following agreements or documents to which each Loan Party is subject and each of which is listed on Schedule 4.8: (a) supply agreements and purchase agreements not terminable by any Loan Party within thirty (30) days following written notice issued by any Loan Party; (b) any lease of Equipment having a remaining term of one (1) year or longer and requiring aggregate rental and other payments in excess of one million dollars ($1,000,000) per annum; (c) Permits held by any Loan Party; (d) instruments or documents evidencing Indebtedness of any Loan Party and any security interest granted by any Loan Party with respect thereto; and (e) instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of any Loan Party. All such agreements are in full force and effect and are not subject to termination because of default by any Loan Party or otherwise. Each of the representations and warranties given by or with respect to any Loan Party in the Related Documents is true and correct in all material respects, and each of the representations and warranties given in the Related Documents by or with respect to the other parties thereto is, to the best of each Loan Party's knowledge, true and correct in all material respects, in either case, except those inaccuracies which could not reasonably be expected to result in a Material Adverse Change. There has been no amendment, modification or waiver of the terms of any Related

Documents since the initial execution thereof. Neither Borrower nor, to the best of each Loan Party's knowledge, any other Person is in default of any of its material obligations under any of the Related Documents. Except as set forth on
Schedule 4.6, no material contract to which any Loan Party is a party contains any provision which provides that a change of control any Loan Party constitutes an unauthorized assignment thereof or gives the other party a right of termination, and all material contracts are either assignable or readily replaceable on substantially comparable terms.

         4.9 Government Contracts. Except as set forth in Schedule 4.9, no Loan Party is a party to any contract or agreement with any Governmental Authority and the Loan Parties' Accounts are not subject to the Federal Assignment of Claims Act, as amended (31 U.S.C.Section 3727) or any similar state or local law.

         4.10 Indebtedness. No Loan Party is liable for any Indebtedness except for the Existing Debt and Indebtedness incurred under the Loan Documents. No Loan Party is a party to any agreement that expressly limits the ability of any Loan Party, or would limit the Lender or any subsidiary of the Lender after the merger of the Borrower into the Lender, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Change after the merger of the Borrower into the Lender.

         4.11 Deposit and Disbursement Accounts. Schedule 4.11 lists all banks and other financial institutions at which each Loan Party maintains deposits and/or other accounts as of the date hereof, including any disbursement accounts, and such Schedule correctly identifies the name, address and telephone number of each such depository, the name in which the account is held, a description of the purpose of the account and the complete account number.

         4.12 Intellectual Property Rights.

         (a) Schedule 4.12 accurately lists and describes in summary form all United States and foreign letters patent and pending applications, patent and "know-how" licenses (or similar agreements), trade name and trademark registrations and pending applications, service mark registrations and pending applications, copyright registrations and pending applications, those trade names and common law trademarks which are currently in use by any Loan Party, now owned in whole or in part by any Loan Party or under which any Loan Party is licensed as indicated in Schedule 4.12 ("Intellectual Property Rights"). Unless otherwise indicated in Schedule 4.12, the Borrower holds the entire right, title and interest in and to the same, free and clear of all Liens and has the right to use without payment to a third party, and to transfer to a third party, all the Intellectual Property Rights.

         (b) The Loan Parties own each of the patents and patent applications referred to in the Borrower SEC Documents and, except as set forth in the Borrower SEC Documents, (i) to the knowledge of the Borrower, each of the Loan Parties owns or possesses, or could obtain ownership or possession of (on terms not materially adverse to the consolidated financial position, stockholders' equity, or results of operations of the Loan Parties taken as a whole) adequate and enforceable rights to use all other Intellectual Property (as defined below) necessary for the conduct of their businesses, (ii) no claims are pending or, to the knowledge of the Borrower, threatened that any Loan Party is infringing on or otherwise violating the rights of any Person with regard to any Intellectual Property that, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to (or, with respect to any pending patent litigation, the Borrower does not believe will) result in a Material Adverse Change and the Borrower knows of no basis therefor, and (iii) to the knowledge of the Borrower, no person is infringing on or otherwise violating any right of any Loan Party with respect to any Intellectual Property owned by or licensed to any Loan Party. Except as set forth in the Borrower SEC Documents, no Loan Party has received notice of potential indemnity claims from customers based upon a notice of infringement any such customer has received from a patent owner relating to an assertion of infringement of a patent other than potential indemnity claims that individually or in the aggregate would not reasonably be expected to result in a Material Adverse Change. Each Loan Party's policy is to require that its employees execute agreements assigning to each Loan Party all rights such employees otherwise would have in Intellectual Property developed by such employees while in the employ of the Loan Party.

         For purposes of this Agreement, "Intellectual Property" shall mean, with respect a Person, patents, copyrights, trademarks (registered and unregistered), service marks, brand names, trade names, and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, technology, know-how, software, and tangible or intangible proprietary information or materials and any other trade secrets related thereto.

         4.13 Trade Relations. There exists no actual or, to the knowledge of Borrower, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower and any customer or supplier that would prevent the Borrower from conducting its business after the consummation of the financing contemplated by this Agreement.

         4.14 Litigation. Except as disclosed in the Borrower SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, any Loan Party or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to result in a Material Adverse Change.

         4.15 Taxes. Except as set forth in the Borrower Balance Sheet (including the notes thereto) or as otherwise set forth in Schedule 4.15 and except as would not, individually or in the aggregate, result in a Material Adverse Change, (i) all Borrower Tax Returns required to be filed with any taxing authority by, or with respect to, the Loan Parties have been filed in accordance with all applicable laws; (ii) the Loan Parties have timely paid all Taxes shown as due and payable on the Borrower Tax Returns that have been so filed, and, as of the time of filing, the Borrower Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of the Loan Parties (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Borrower Balance Sheet); (iii) the Loan Parties have made provision for all Taxes payable by the Loan Parties for which no Borrower Tax Return has yet been filed; (iv) the charges, accruals and reserves for Taxes with respect to the Loan Parties reflected on the Borrower Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to any Loan Party in respect of any Tax where there is a reasonable possibility of an adverse determination; and (vi) to the best of the Borrower's knowledge and belief, no Loan Party is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. Section 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which the Borrower is the common parent. For purposes of this Agreement, "Borrower Tax Returns" shall mean any return, report, form or similar statement required to be filed by Borrower with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

         4.16 Title to Property. Each Loan Party has good and marketable title to all of its material properties and assets, free and clear of all Liens, except for liens for taxes not yet due and payable and such liens or other imperfections of title and use restrictions, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby.

         4.17 Rights to Property. Borrower has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property purported to be owned by it and all property reflected in the most recent balance sheet referred to in
Section 4.21 (except as sold or otherwise disposed of in the ordinary course of business or as no longer used or useful in the conduct of the business).
Schedule 4.17 lists or describes (i) all sites and site leases, (ii) all other real property owned or leased by Borrower, and (iii) all material Equipment of Borrower and its location or proposed location. Borrower has, or by the Closing Date shall have, entered into the site leases described on Schedule 4.17. Such site leases are in full force and effect and are not subject to termination because of default or otherwise.

         4.18 Leaseholds. No Loan Party has given or received notice of any material default under any material lease under which any Loan Party is the lessee of real property (each a "Borrower Lease" and collectively the "Borrower Leases") and, to the knowledge of the Borrower, neither any Loan Party nor any other party thereto is in default in any material respect under any of the Borrower Leases. All of the Borrower Leases are in full force and effect, and are valid, binding and enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' or lessors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except as set forth in Schedule 4.18, no Loan Party has leased, subleased, licensed or assigned, as the case may be, all or any portion of its leasehold interest under any Borrower Lease to any person.

         4.19 Insurance. The insurance carried by the Loan Parties is in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Loan Parties. All such insurance is in full force and effect and no Loan Party is in default thereunder. All claims thereunder have been filed in a due and timely fashion. No Loan Party has been notified in writing of a refusal of any material insurance coverage relating to products liability (including renewals of any such products liability coverage) by any insurance carrier to which it has applied for insurance during the past three years.

         4.20 Labor Matters. There are no controversies pending or, to the best knowledge of each of the Loan Parties, threatened, between the Loan Parties and any of their respective employees. As of the date of this Agreement, no Loan Party is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Loan Parties nor does any Loan Party know of any activities or proceedings of any labor union to organize any such employees as of the date of this Agreement. As of the date of this Agreement, no Loan Party has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of any Loan Party as of the date of this Agreement.

         4.21 SEC Filings. (a) The Borrower has made available to the Lender (i) its annual reports on Form 10-K for its fiscal years ended March 31, 1998, 1999 and 2000, (ii) its quarterly reports on Form 10-Q for its quarters ended June 30, 2000 and September 30, 2000, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Borrower held since March 31, 2000, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since March 31, 2000 (the documents referred to in this Section 4.21(a) being referred to collectively as the "Borrower SEC Documents"). The Borrower's quarterly report on Form 10-Q for its fiscal quarter ended September 30, 2000 is referred to herein as the "Borrower 10-Q."

         (a) As of its filing date, each Borrower SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act and the 1933 Act.

         (b) As of its filing date, each Borrower SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         4.22 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Borrower (including any related notes and schedules) included in its annual reports on Form 10-K and the quarterly report on Form 10-Q referred to in
Section 4.21 fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Borrower and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements). For purposes of this Agreement, "Borrower Balance Sheet" means the consolidated balance sheet of the Borrower as of September 30, 2000 set forth in the Borrower 10-Q and "Borrower Balance Sheet Date" means September 30, 2000.

         4.23 Absence of Certain Changes. Except as set forth in Schedule 4.23, since Borrower Balance Sheet Date, the Loan Parties have conducted their business in the ordinary course consistent with past practice and there has not been:

         (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably would be expected, individually or in the aggregate, to result in a Material Adverse Change;

         (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Borrower or any repurchase, redemption or other acquisition by any Loan Party of any outstanding shares of capital stock or other securities of, or other ownership interests in, any Loan Party;

         (c) any amendment of any material term of any outstanding security of any Loan Party;

         (d) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) any Loan Party relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by any Loan Party of any contract or other right, in either case, material to the Loan Parties taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including without limitation settlements of litigation and tax proceedings) in the ordinary course of business consistent with past practice, those contemplated by this Agreement, or as agreed to in writing by the Borrower;

         (e) any change in any method of accounting or accounting practice (other than any change for tax purposes) by any Loan Party, except for any such change which is not significant or which is required by reason of a concurrent change in GAAP; or

         (f) any (i) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of any Loan Party, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of any Loan Party, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in (or amendments to the terms of) compensation, bonus or other benefits payable to directors, officers or employees of any Loan Party, other than in the ordinary course of business consistent with past practice, as permitted by this Agreement, or as agreed to in writing by the Borrower.

         4.24 No Undisclosed Material Liabilities. There are no liabilities of any Loan Party of the Borrower of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

         (a) liabilities disclosed or provided for in the Borrower Balance Sheet or in the notes thereto;

         (b) liabilities which in the aggregate would not reasonably be expected to result in a Material Adverse Change;

         (c) liabilities disclosed in Borrower SEC Documents filed prior to the date hereof or set forth in Schedule 4.24; and

         (d) liabilities under this Agreement.

         4.25 Employee Benefit Plans.

         (a) Prior to the date hereof, the Borrower has provided the Borrower with a list (set forth in Schedule 4.25) identifying each material "employee benefit plan," as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy applicable to any director, former director, employee or former employee of the Borrower and each material plan or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Borrower and covers any employee or director or former employee or director of the Borrower, or under which the Borrower has any liability. Such material plans (excluding any such plan that is a "multiemployer plan", as defined in Section 3(37) of ERISA) are referred to collectively herein as the "Borrower Employee Plans."

         (b) Each Borrower Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan.

         (c) Neither the Borrower nor any affiliate of the Borrower has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Borrower or any affiliate of the Borrower of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

         (d) All Borrower Employee Plans that are intended to be qualified under
Section 401(a) of the Code have been the subject of determination, opinion, notification or advisory letters from the Internal Revenue Service ("IRS") which the company has made available to the Lender. Each such letter as the effect of stating that each such Borrower Employee Plan is qualified and is exempt from Federal income taxes under Section 501(a) of the Code. The remedial amendment period with respect to each such Borrower Employee Plan has not expired for any amendment to any such Borrower Employee Plan that was made on or after the date of the application for the determination, opinion, notification or advisory letter. No such determination, opinion, notification or advisory letter has been revoked, nor has any event occurred since the date of the most recent such letter that would adversely affect its qualification.

         (e) No director or officer or other employee of any Loan Party will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or compensation plan or arrangement of the Borrower) solely as a result of the transactions contemplated hereby.

         (f) No Borrower Employee Plan provides post-retirement health and medical, life or other insurance benefits for retired employees of any Loan Party (other than benefit coverage mandated by applicable statute, including benefits provided pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified in Code section 4980B and ERISA section 601 et seq., as amended from time to time ("COBRA")).

         (g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Borrower or any of its affiliates relating to, or change in employee participation or coverage under, any Borrower Employee Plan which would increase materially the expense of maintaining such Borrower Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Borrower Balance Sheet Date.

         4.26 Location of Collateral. The Collateral is and will be kept at the locations identified by Borrower and type of Collateral on Schedule 4.26 or such other locations as may be permitted under Section 5.7.

         4.27 Material Contracts and Accounts. Each Contract, General Intangible and Account is, or will be when it is created, a bona fide, valid and legally enforceable property or right of Borrower and, so far as Borrower knows, of any other party thereto, except for those that do not, in the aggregate, materially and adversely affect the value of the Collateral. No amount payable in connection with any of such Contracts, General Intangibles or Accounts is evidenced by any chattel paper or any promissory notes or other instruments that have not been delivered to the Lender.

         4.28 No Defaults Under Contracts or Accounts. With respect to each Contract, Account and General Intangible, no default by Borrower or event which with the giving of notice or the passage of time would be a default has occurred and, to the knowledge of the Borrower, the other party or parties thereto are not in default thereunder, and Borrower has fully and timely performed all its material obligations thereunder. The right, title and interest of Borrower thereunder is not subject to any defense, set off, counterclaim or claim, and none of the foregoing has been asserted or alleged against Borrower. The amount represented by Borrower to the Lender, from time to time as owing on any or all Accounts, Contracts or General Intangibles, will at such time be the correct amount actually owing by such account debtors thereunder.

         4.29 Assumed Names. Except as set forth on Schedule 4.29, the Loan Parties do not conduct business under any assumed names or trade names, nor have the Loan Parties conducted business under any other names, or any assumed names or trade names, at any time prior to the date hereof.

         4.30 Compliance With Laws. No Loan Party is in violation of, or has since September 30, 2000 violated, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

         4.31 Environmental Laws. Except for such exceptions as, individually or in the aggregate, have not resulted, and would not reasonably be expected to result in, a Material Adverse Change, (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Loan Parties, threatened by any Person against the Loan Parties, and no penalty has been assessed against any Loan Party, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) the Loan Parties are and have been in compliance with all Environmental Laws; (iii) there are no liabilities of or relating to any Loan Party relating to or arising out of any Environmental Law of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

         4.32 Statutory Regulation. The Borrower is not an investment company within the meaning of the Investment Borrower Act of 1940, as amended, and to the Borrower's knowledge, is not, directly or indirectly, controlled by or acting on behalf of any person which is an investment company, within the meaning of said Act. The Borrower is not subject to any Governmental Requirement regulating public utilities or similar entities, and is not, within the meaning of the Public Utility Holding Borrower Act of 1935, as amended, (a) a holding company; (b) a subsidiary or affiliate of a holding company; or (c) a public utility. The Borrower is not subject to regulation under the Federal Power Act or to any other Governmental Requirement limiting or placing conditions upon their respective power or right to borrow money.

                                   ARTICLE 5
                              AFFIRMATIVE COVENANTS

         The Borrower covenants and agrees that so long as any Obligation is outstanding it shall comply and, if applicable, cause each Subsidiary to comply with the following provisions; provided that the Borrower shall have no obligation under this Article 5 if the Borrower and the Lender enter into the Merger Agreement so long as that agreement remains in full force and effect:

         5.1 Accounting Records. Each Loan Party shall maintain adequate books and accounts in accordance with sound business practices and GAAP consistently applied. Each Loan Party shall promptly furnish to the Lender any information regarding their business or finances as the Lender may reasonably request, provided that nothing in this Section 5.1 shall entitle the Lender to any information which would result in a disclosure of the Borrower's proprietary information or trade secrets. Upon request of the Lender, the Borrower will extend its cooperation and assistance and comply with the requests of the Lender or its representative in connection with an audit regarding the Collateral and will furnish any information requested in respect thereof, including, without limitation, appraisals of the Collateral, lien search reports and physical counts.

         5.2 Financial Statements and Notices. The Borrower shall furnish to the Lender all of the following financial statements, information and notices:

         (a) The Borrower shall, within thirty (30) days after it is required to file the same with the Securities and Exchange Commission, deliver copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Securities and Exchange Commission may from time to time by rules and regulations prescribe) which the Borrower may be required to file with the Securities and Exchange Commission pursuant to section 23 or section 15(d) of the Securities Exchange Act of 1934, as amended.

         (b) Promptly but in no event later than one (1) Business Day after (i) the occurrence of an Event of Default or an Incipient Default, or (ii) any default or Event of Default as defined in any evidence of Indebtedness or under any agreement, indenture or other instrument under which such evidence of Indebtedness has been issued, whether or not such Indebtedness is accelerated or such default waived, the Borrower shall notify the Lender thereof, and within five (5) calendar days after obtaining such an occurrence, a statement of a Authorized Officer setting forth details of such Event of Default or Incipient Default and the action which the Borrower proposes to take with respect thereto.

         (c) As soon as practicable written notice of any actual or threatened claims, litigation, suits, investigations, proceedings or disputes against or affecting any Loan Party, including, without limitation: (i) any claims, litigations, suits, investigations, proceedings or disputes involving in aggregate a monetary amount in excess of fifty thousand dollars ($50,000), whether or not covered by insurance; (ii) any labor controversy which is reasonably expected to result in a strike against any Loan Party; (iii) any proposal by any Governmental Authority to acquire any of the assets or business of any Loan Party; (iv) any investigation or proceeding before or by any Governmental Authority, the effect of which could reasonably be expected materially to limit, prohibit or restrict the manner in which any Loan Party currently conducts its business or to declare any substance contained in the products manufactured or distributed by any Loan Party to be dangerous; (v) any summons, citation, directive, notice, complaint, letter or other communication, whether oral or written, from any person concerning any alleged violation by any Loan Party, or any predecessor of any Loan Party, of any Environmental Law, or any alleged noncompliance of any of the properties or the operations of any Loan Party therewith; or (vi) any investigation of or request for information from any Loan Party relating to the handling, storage or disposal of any Hazardous Substance, or the release thereof into the environment, by any Loan Party or any of their predecessors or any other Person, which investigation or request is other than routine.

         5.3 Access. Following the occurrence and during the continuance of an Event of Default, each Loan Party shall permit the Lender and any Affiliate of the Lender which shall be making inquiries in connection with the transactions contemplated in the Acquisition Agreement, at such reasonable times and intervals as the Lender may designate upon reasonable notice, at its own expense (unless as part of an audit of the Collateral as provided in Section 5.1 hereof), by and through the representatives and agents of the Lender, to inspect, audit and examine its books and records, to make copies thereof, to discuss its affairs, finances and accounts with its officers and independent public accountants, and to visit and inspect its properties; provided, however, that nothing in this Section 5.3 shall entitle the Lender to make inquiries which would result in disclosure of the Borrower's proprietary information or trade secrets.

         5.4 Maintenance of Existence. Each Loan Party shall preserve and maintain its corporate existence, except in connection with a merger or consolidation of a Subsidiary with another Subsidiary or into the Borrower.

         5.5 Qualifications To Do Business. Each Loan Party shall qualify to do business and shall be and (in the case of corporations) remain in good standing in each jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Change.

         5.6 Insurance. Each Loan Party shall maintain in full force and effect insurance normal and customary for the business of such Loan Party and each Loan Party shall add to such insurance coverage insurance of the types and amounts customarily carried in their respective lines of business, including, but not limited to, fire, public liability, property damage, products liability and workers' compensation insurance.

         5.7 Collateral. The Borrower shall keep the Collateral in good repair, working order and condition, and from time to time shall make necessary repairs or replacements thereto so that the Collateral shall be maintained adequately for their intended use. The Borrower shall not move any Collateral, other than inventory sold in the ordinary course of business, from its location on the Closing Date without giving the Lender prior written notice of the new location to which such Collateral will be moved.

         5.8 Taxes and Other Liabilities. Each Loan Party shall pay and discharge when due any and all material Taxes, except as may be subject to good faith contest or as to which a bona fide dispute may arise; provided, however, that adequate reserves in accordance with GAAP or other provision is made to the satisfaction of the Lender for prompt payment thereof in the event that it is found that the same are their obligations.

         5.9 Governmental Approvals. Each Loan Party shall apply for, diligently pursue, and obtain or cause to be obtained, and shall thereafter maintain in full force and effect all Governmental Approvals that shall now or hereafter be necessary under any Governmental Requirement (a) for land use, public and employee health and safety, pollution or protection of the environment, (b) for the grant by the Borrower of the Liens granted by any of the Security Documents and for the validity and enforceability thereof or for the perfection of and the exercise by the Lender of its rights and remedies thereunder, and (c) for the operation of the business of such Loan Party, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Change. Each Loan Party shall promptly notify the Lender in the event of any, and provide the Lender with a copy of all notices of, denial, suspension, variance or revocation of any material Governmental Approvals.

         5.10 Compliance With Governmental Approvals and Governmental Requirements. Each Loan Party shall materially comply with all Governmental Requirements, all terms and conditions of all Governmental Approvals and with all other limitations, restrictions, obligations, schedules, timetables and reporting requirements in any Governmental Requirements.

         5.11 Prevent Contamination. Each Loan Party shall conduct its operations on property owned, leased or used by it in such a way as to prevent material contamination of any part of such property by any Hazardous Substance through the action of such Loan Party. Each Loan Party shall use reasonable efforts to manage all Hazardous Substances in a manner that does not require a Hazardous Waste Facility Permit, and in compliance in all material respects with all Governmental Requirements and Governmental Approvals. Without limiting the foregoing covenants, each Loan Party shall not intentionally or recklessly, shall endeavor not to unintentionally, and shall use reasonable efforts to assure that no other Person to, emit, release or discharge on or from any property owned, leased exclusively or used exclusively by such Loan Party into air, soil, surface water or groundwater any Hazardous Substance in excess of permitted levels or reportable quantities, or other concentrations, standards or limitations under any Governmental Requirements or Governmental Approvals.

         5.12 Liens and Perfection.

         (a) From and after the Closing Date, the Borrower shall cause the Security Documents to be and remain, except for Permitted Liens, perfected Liens subordinate only to prior perfected security interests of holders of Existing Debt on all Collateral for the benefit of the Lender and to become perfected Liens subordinate only to prior perfected security interests of holders of Existing Debt on any real or personal property now owned or hereafter received by the Borrower upon the disposition of any of the Collateral which property is not subject to the Liens created by the Security Documents. The Borrower shall, upon the request of the Lender, execute and deliver or cause to be executed and delivered to the Lender any agreement, instrument, conveyance, mortgage, pledge, hypothecation or financing statement, in form and substance reasonably satisfactory to the Lender, which agreement, instrument, conveyance, mortgage, pledge, hypothecation, document or financing statement the Lender shall reasonably determine is necessary to obtain, perfect or enforce a first priority Lien on any property owned by the Borrower on which the Lender does not have a perfected security interest or lien or any property received by the Borrower upon its disposition of any of the Collateral.

         (b) Without limiting the generality of Section 5.12(a) hereof, the Borrower shall from time to time do all things and deliver all documents and instruments reasonably requested by the Lender to perfect, protect and enforce the Liens granted under the Security Documents and pursuant to this Section
5.12. Such acts include, without limitation, the filing of financing statements under the Uniform Commercial Code and of other documents and instruments under other applicable laws.

         5.13 Change of Location. Each Loan Party shall notify the Lender not later than thirty (30) days in advance of any change in the location of its chief executive office.

         5.14 Further Assurances. Upon reasonable request from the Lender or an Affiliate of the Lender, the Borrower shall prepare and file or cause to be prepared and filed all necessary applications and filings and information with each Person and Governmental Authority which application, filing or information is required to consummate the transactions contemplated in the Merger Agreement.

                                   ARTICLE 6
                               NEGATIVE COVENANTS

         The Borrower covenants and agrees that so long as any Obligation is outstanding it shall comply and, if applicable, cause each Subsidiary to comply with all of the following provisions; provided that the Borrower shall have no obligation under this Article 6 if the Borrower and the Lender enter into the Merger Agreement so long as that agreement remains in full force and effect:

         6.1 Mergers. Except for consolidations and mergers of a Subsidiary into another Subsidiary or into the Borrower or as may be agreed with the Lender, no Loan Party shall enter into any merger, consolidation, reorganization or recapitalization, or any agreement, in each case, to do any of the foregoing. No Loan Party shall acquire or form any subsidiaries, partnerships or joint ventures or acquire any interests in any partnerships or joint ventures.

         6.2 Restricted Payments. The Borrower shall not make Restricted Payments to its shareholders unless it has received the prior written consent of the Lender.

         6.3 Change of Name, Etc. No Loan Party shall change its name without at least thirty (30) days' prior notice to the Lender, or change the nature of its business or engage in any other business other than the businesses in which it is engaged as of the Closing Date without the prior written consent of the Lender.

         6.4 Accounting Policies. Except in order to comply with GAAP, the Borrower shall not materially change any of its accounting policies or its fiscal year.

         6.5 Liens. The Borrower shall not create or permit to exist any Lien upon any of the Collateral, except for Permitted Liens, or enter into any agreement to grant a Lien (other than in connection with the granting or sufferance of a Permitted Lien, provided that such agreement pertains only to the property covered by the Permitted Lien) on any of the Collateral.

         6.6 Contingent Obligations. No Loan Party shall become liable, directly or indirectly, for any Contingent Obligation amendments, modification, refinancings and refunding, thereof, Indebtedness owed by the Borrower to a Subsidiary or by a Subsidiary to another Subsidiary or the Borrower.

         6.7 Indebtedness. No Loan Party shall incur, create, assume or permit to exist any Indebtedness except (i) the Obligations, (i) the Existing Debt,
(iii) trade payables and other contractual obligations to suppliers and customers incurred in the ordinary course of business, (iv) Indebtedness subordinated to the Obligations on terms reasonably acceptable to the Lender,
(v) intercompany Indebtedness, (vi) Indebtedness consisting of Contingent Obligations permitted by Section 6.6, (vii) purchase money Indebtedness secured by Permitted Liens, and (viii) other Indebtedness not to exceed one hundred thousand dollars ($100,000).

         6.8 Sale of Assets. Except for inventory sold in the ordinary course of business, sales of assets that are obsolete or no longer useful or sales, transfers, leases, license or other dispositions between or among any of the Loan Parties, no Loan Party shall sell, transfer, lease, license or otherwise dispose of any of its assets, or enter into any understanding, term sheet, letter of intent or memorandum of understanding, whether binding or not, or any agreement, in each case, to do any of the foregoing.

         6.9 Loans to Affiliates. No Loan Party shall, directly or indirectly, make any loan or advance to any Affiliate, except in the ordinary course of business and as permitted in Section 6.7.

         6.10 Certain ERISA Payments. The Borrower shall not make any payment of any material liability arising under ERISA or under the Code of any ERISA Affiliate.

                                   ARTICLE 7
                                EVENTS OF DEFAULT

         7.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

         (a) Payments. The Borrower shall fail to pay when due:

                  (i) any installment of principal hereunder;

                  (ii) any payment of interest or any other sum payable hereunder or under any of the other Loan Documents within three (3) Business Days of when due; or

                  (iii) any amounts aggregating to one million dollars ($1,000,000) due to the Lender under any contract (including any purchase order) pursuant to which the Lender does business with the Borrower not paid within twenty (20) days of when due.

         (b) Other Covenants and Agreements. Any of the Loan Parties shall default in the performance of any of its agreements set forth in any other provision herein or in any of the other Loan Documents (and not constituting an Event of Default under any of the other clauses of this Section 7.1).

         (c) Representations and Warranties. Any warranty, representation or certification made by the Borrower or any officer of the Borrower in any of the Loan Documents, shall be untrue in any material respect or shall omit to state a fact necessary to make it not materially misleading in light of the circumstances under which it was made, in any case on any date as of which the facts set forth are stated or certified.

         (d) Judgment. A judgment or judgments shall be entered against any Loan Party in excess of fifty thousand dollars ($50,000) in any one case or in excess of one hundred thousand dollars ($100,000) in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Loan Party or any of their assets.

         (e) Liens for Pension Contributions. Any material Lien shall have been placed upon the assets of any Loan Party or any ERISA Affiliate under the Code or ERISA.

         (f) Plan Termination or Withdrawal Liability. Any termination of a single employer plan (as defined in section 4001(a)(15) of ERISA) or any complete or partial withdrawal from a multiemployer plan (as defined in section 4001(a)(3) of ERISA) shall occur, or steps shall have been taken by any Person that make it reasonable to expect that such termination or withdrawal will occur, and such termination or withdrawal could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate to the PBGC, to a trustee or to such multiemployer plan in the aggregate amount of one million dollars ($1,000,000) or more. A plan amendment described in section 4041(e) of ERISA shall be treated as a plan termination for purposes of this paragraph.

         (g) Funding Waiver. The Borrower or any ERISA Affiliate shall apply under section 412 of the Code for a waiver of the minimum funding standard.

         (h) Plan Qualification. Any plan of the Borrower or an ERISA Affiliate that is intended to have qualification under section 401(a) of the Code loses such qualification, if the loss of such qualification can reasonably be expected to impose on the Borrower or any ERISA Affiliate liabilities (for additional taxes, to plan participants or otherwise) in the aggregate amount of one million dollars ($1,000,000) or more.

         (i) Cross-Default. The Loan Parties shall default in the payment when due, whether by acceleration or otherwise, of an amount greater than one million dollars ($1,000,000) on any of its Indebtedness (not arising hereunder or under any of the other Loan Documents), or default in the performance or observance (subject to any applicable grace period) of any agreement, covenant or condition with respect to any such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or to permit the holder or holders of any such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity or, if such Indebtedness is a guaranty, to call upon such guaranty in advance of nonpayment of the guaranteed indebtedness.

         (j) Collateral. A judgment creditor of any Loan Party shall obtain possession of any material portion of the Collateral by any means, including, but not limited to, levy, distraint, replevin or self-help.

         (k) Impairment of Collateral. The Lender's Lien, or the priority thereof, on any material portion of the Collateral shall become impaired or otherwise unenforceable.

         (l) Bankruptcy. Any Loan Party shall institute a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11, respectively, of the United States Bankruptcy Code, or shall consent to the institution of an involuntary case thereunder against it; or any Loan Party shall file a petition initiating or shall otherwise institute any similar proceeding under any other applicable federal or state law, or shall consent thereto; or any Loan Party shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers, or any Loan Party shall make an assignment for the benefit of creditors; or any Loan Party shall admit in writing its inability to pay its debts generally as they become due; or, if an involuntary case shall be commenced seeking the liquidation or reorganization of any Loan Party under Chapter 7 or Chapter 11, respectively, of the United States Bankruptcy Code, or any similar proceeding shall be commenced against any Loan Party under any other applicable federal or state law, and (i) the petition commencing the involuntary case is not timely controverted; or (ii) the petition commencing the involuntary case is not dismissed within forty-five (45) days of its filing; or (iii) an interim trustee is appointed to take possession of all or a portion of the property and/or to operate all or any part of the business of any Loan Party; or
(iv) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over any Loan Party, or of all or a part of the property of any of the foregoing, shall have been entered; or any other similar relief shall be granted against any Loan Party under any applicable federal or state law.

         (m) Material Adverse Change. The Lender shall have determined that a Material Adverse Change other than solely as a result of losses incurred by the Borrower in the ordinary course of business has occurred since the date of this Agreement.

         (n) Invalidity of Loan Documents. Any of the Loan Documents shall cease for any reason to be in full force and effect in any material respect or any party thereto (other than the Lender) shall purport to disavow its obligations thereunder, shall declare that it does not have any further obligation thereunder or shall contest the validity or enforceability thereof.

         7.2 Termination of Commitment and Acceleration. If any Event of Default described in Section 7.1(m) shall occur, the Notes and all other Obligations shall become immediately due and payable. If any other Event of Default shall be continuing, the Lender may declare its obligation to advance further portions of the Loans to be terminated and the outstanding Notes and all other Obligations to be due and payable, or all of the foregoing, whereupon the Notes and all other Obligations shall immediately become due and payable, all as so declared by the Lender and without presentment, demand, protest or other notice of any kind.

                                    ARTICLE 8
                                  MISCELLANEOUS

         8.1 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon, and the benefits thereof shall inure to, the parties hereto and their respective successors and assigns; provided, however, that the Borrower shall not assign this Agreement or any of the rights, duties or obligations of the Borrower hereunder without the prior written consent of the Lender.

         8.2 No Implied Waiver. No delay or omission to exercise any right, power or remedy accruing to the Lender upon any breach or default of the Borrower under this Agreement or under any of the other Loan Documents shall impair any such right, power or remedy of the Lender, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default occurring thereafter, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring theretofore or thereafter.

         8.3 Amendments; Waivers.

         (a) No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement, the Note or any of the other Loan Documents shall in any event be effective unless the same shall be in writing and signed and delivered by the Lender and the Borrower.

         (b) Any amendment, modification, waiver or consent hereunder shall be effective only in the specific instance and for the specific purpose for which given.

         8.4 Remedies Cumulative. All rights and remedies, either under this Agreement, by law or otherwise afforded to the Lender shall be cumulative and not exclusive, and any single or partial exercise of any power or right hereunder or thereunder does not preclude other or further exercise thereof, or the exercise of any other power or right.

         8.5 Severability. Any provision of this Agreement, the Note or any of the other Loan Documents which is prohibited or unenforceable in any jurisdiction shall be, only as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability, but all the remaining provisions of this Agreement, the Note and the other Loan Documents shall remain valid.

         8.6 Costs, Expenses and Attorneys' Fees. If, at any time or times, the Lender or, in subsection (a) below, the Borrower shall employ counsel or other professional advisors for advice or other representation or shall incur reasonable legal, appraisal, accounting, consulting or other costs and expenses in connection with any of the following:

         (a) Any litigation, contest, dispute, suit, proceeding or action (whether instituted by any party to any Loan or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreements to be executed or delivered in connection herewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against the Borrower or any other Person that may be obligated to the Lender by virtue of the Loan, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law; provided, however, that in any litigation between the Borrower and the Lender the prevailing party shall be entitled to recover reasonable attorneys' fees under this Section 8.6(a).

         (b) Any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any or all of the Collateral.

In any such event, the reasonable fees of such attorneys and other professional advisors arising from such services, including those of any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel or other professionals in any way or respect arising in connection with or relating to any of the events or actions described in this
Section 8.6 shall be payable, on demand. Without limiting the generality of the foregoing, such reasonable expenses, costs, charges and fees may include: attorneys' fees, costs and expenses, paralegal fees, costs and expenses; accountants' fees, costs and expenses; appraisers' fees, costs and expenses; other consultants' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express, courier and other delivery charges; telegram charges; facsimile costs and expenses; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other professional services.

         8.7 Indemnification. The Borrower shall indemnify, defend and hold harmless the Lender and its directors, officers, employees, Affiliates, attorneys and agents (collectively called the "the Lender Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, impositions and charges imposed by any Governmental Authority, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever, whether or not well founded, meritorious or in meritorious (including, without limitation, any expenses (including attorneys' fees) incurred by any such the Lender Indemnitee in connection with any investigation or administrative or judicial proceeding, whether or not any such the Lender Indemnitee shall be designated a party thereto) which may be imposed on, incurred by or asserted against such the Lender Indemnitees by any Person other than the Lender (whether direct, indirect, consequential or punitive and whether based on any Governmental Requirement, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise) in any manner relating to or arising, directly or indirectly, out of this Agreement, any other Loan Documents, or any act, event or transaction related or attendant thereto; the making of Loans hereunder, the management of the Loans (including any liability under federal, state or local environmental laws or regulations), the use or intended use of the proceeds of the Loans (collectively, the "Indemnified Matters"); provided, however, that the Borrower shall have no obligation to a the Lender Indemnitee under this Section 8.7 with respect to Indemnified Matters to the extent such Indemnified Matters were caused by or resulted from the gross negligence or willful misconduct of a the Lender Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute to the payment and satisfaction of all Indemnified Matters incurred by the Lender Indemnitees the maximum portion which the Borrower is permitted to pay and satisfy under applicable law. This indemnification shall survive repayment by the Borrower of all Loans made under this Agreement, and the termination of this Agreement. This Section 8.7 shall apply only if the second Loan is not made.

         8.8 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by telecopy (with receipt confirmed and promptly confirmed by personal delivery, U.S. first class mail, or courier), or by courier service, as follows:

         (a)  If to the Lender to:

                  SONICblue Incorporated
                  2841 Mission College Boulevard
                  Santa Clara, CA  95054
                  Attn:  Chief Executive Officer
                  Fax:  (408) 980-5429
         with a copy to:

                  Pillsbury Winthrop LLP
                  2550 Hanover Street
                  Palo Alto, CA  94304
                  Attn:  Jorge A. del Calvo
                  Fax:  (650) 233-4545

          (b)  If to the Borrower to:

                  Sensory Science Corporation
                  7835 East McClain Drive
                  Scottsdale, AZ  85260-1732
                  Attention:  Chief Executive Officer
                  Fax:  ____________________

         with a copy to:

                  Snell & Wilmer, L.L.P.
                  One Arizona Center
                  Phoenix, AZ 85004-2202
                  Attn:  Samuel Cowley
                  Fax:  (602) 382-6070

         8.9 Interpretation. This Agreement, together with the Schedules and Exhibits to this Agreement and all of the other Loan Documents, is intended by the Lender and the Borrower as a final expression of their agreement and, together with all of the other Loan Documents, is intended as a complete statement of the terms and conditions of their agreement. The parties acknowledge that the Schedules to this Agreement have not been provided by the Borrower as of the date hereof, but will be delivered, in form and substance satisfactory to the Lender, on or before the Closing Date. Upon the Lender's acceptance thereof, this Agreement shall be deemed to be amended to incorporate such schedules and shall be a part hereof.

         8.10 Governing Law and Consent to Jurisdiction. THE VALIDITY, CONSTRUCTION AND EFFECT OF THIS AGREEMENT, THE NOTE AND EACH OF THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ITS CHOICE OF APPLICABLE LAW PRINCIPLES.

         ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE BORROWER WITH RESPECT TO THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA, AND THE BORROWER ACCEPTS FOR ITSELF AND ITS ASSETS AND PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.

         THE BORROWER WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY

OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH JURISDICTION. NOTING HEREIN SHALL LIMIT THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURT OF ANY OTHER JURISDICTION.

         8.11 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

         8.12 Headings. Captions, headings and the table of contents in this Agreement are for convenience only, and are not to be deemed part of this Agreement.

         8.13 Survival. The obligation of the Borrower under Sections 8.6 and
8.7 of this Agreement shall survive the repayment of the Loans.

         8.14 Highest Lawful Rate. Anything herein to the contrary notwithstanding, the obligations of the Borrower to pay interest on the Loan shall be subject to the limitation that payment of interest to the Lender shall not be required, for any period for which interest is computed hereunder, to the extent that contracting for or receiving such payment by the Lender would be contrary to the provisions of any law applicable to the Lenders limiting the highest rate of interest which may be lawfully contracted for, charged or received by it.

         8.15 Calculations. Any calculations made by the Lender pursuant to this Agreement shall be prima facie evidence in the absence of manifest error.

         8.16 Confidential.

         (a) Neither of the parties hereto shall make any public announcement regarding the transactions contemplated in this Agreement and the other Loan Documents without the prior consent of the other party. Each of the parties hereto shall keep strictly confidential any and all information furnished to it or to its Affiliates, agents or representatives in the course of negotiations relating to this Agreement or any transaction contemplated by this Agreement and the other Loan Documents, and the business and financial reviews and investigation conducted by the parties hereto in connection with this Agreement and the other Loan Documents, and such parties have instructed their respective officers, employees and other representatives having access to such information of such obligation of confidentiality. The parties hereto covenant and agree that they will not use any information so obtained except in connection with the transactions contemplated by this Agreement, will not disclose or divulge such information to any other person and will keep confidential any information so obtained; provided, however, that any disclosure of such information may be made by the Lender to protect or enforce its rights in the Collateral to the extent disclosure is reasonably necessary for such protection or enforcement or after consultation with the other party to the extent required by applicable Governmental Requirement and that such information may be used as evidence in or in connection with any pending or threatened litigation related to this Agreement or other Loan Documents or any transactions contemplated hereunder or thereunder. The obligations of confidentiality set forth herein shall not apply to information generally available to the public or in the possession of the receiving party prior to its disclosure under this Agreement or that is given to the receiving party by another person other than in breach of obligations of confidentiality owed by such person to the disclosing party under this Agreement.

         (b) Nothwithstanding the foregoing in this Section 8.16, if either party shall be required to disclose any information concerning this Agreement or required to make any public announcement or press release, such party shall not disclose such information or make any public announced or press release without consulting the other party and jointly making such disclosure, announcement or press release.

         (c) Nothwithstanding the foregoing in this Section 8.16, Borrower may make such disclosure concerning this Agreement as is necessary to obtain consents from holders of Existing Debt pursuant to Sections 3.2(e) and 4.6.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date and year first above written.

                                SENSORY SCIENCE CORPORATION



                                  By /s/ Roger B. Hackett
                                     ----------------------------------------
                                               Roger B. Hackett
                                     President and Chief Executive Officer


                                SONICblue INCORPORATED



                                  By /s/ Kenneth F. Potashner
                                     ----------------------------------------
                                               Kenneth F. Potashner
                                     President and Chief Executive Officer